FORM OF SUB- SUB-ADVISORY AGREEMENT

AGREEMENT dated as of             , 2014, between BlackRock Investment Management, LLC, a Delaware limited liability company (“Sub-Adviser”), and BlackRock (Singapore) Limited, a company incorporated under the laws of Singapore (“Sub-Sub-Adviser”).

WHEREAS, Lincoln Variable Insurance Products Trust (the “Trust”), on behalf of one or more of its series (collectively, the “Funds”) which are open-end management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) has entered into an Investment Management Agreement dated April 30, 2007, with the Lincoln Investment Advisors Corporation (the “Adviser”), as it may be amended from time to time (the “Investment Management Agreement”) pursuant to which the Adviser has agreed to provide certain investment management services to the Funds; and

WHEREAS, the Adviser has retained Sub-Adviser as investment sub-adviser to provide the investment advisory services to the LVIP BlackRock Multi-Asset Income Fund (the “Fund”) pursuant to a Sub-Advisory Agreement dated as of April 30, 2014 (the “Sub-Advisory Agreement”);

WHEREAS, pursuant to paragraph 1(b)of the Sub-Advisory Agreement, Sub-Adviser wishes to retain Sub-Sub-Adviser to provide it with sub-advisory services as described below in connection with Sub-Adviser’s advisory activities on behalf of a Fund;

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Sub-Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed between the parties hereto as follows:

1. Appointment. Sub-Adviser hereby appoints Sub-Sub-Adviser to act as sub-advisor with respect to the Fund as provided in paragraph 1(b) of the Sub-Advisory Agreement. Sub-Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2. Services of Sub-Sub-Adviser. Subject to the succeeding provisions of this section and the oversight and supervision of the Adviser, Sub-Adviser and the Fund’s Board of Trustees, Sub-Sub-Adviser will perform certain of the day-to-day operations of the Fund which may include one or more of the following services: (i) act as investment advisor for and manage the investment and reinvestment of those assets of the Fund as Sub-Adviser may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) provide investment research and credit analysis concerning the Fund’s fixed-income investments; (iii) assist in determining what portion of the Fund’s assets will be invested in cash and cash equivalents and money market instruments; (iv) place orders for all purchases and sales of investments, other than short-term cash equivalents made for the Fund; and (v) maintain the books and records as are required to support Fund operations. At the request of Sub-Adviser, Sub-Sub-Adviser will also, subject to the oversight and supervision of Sub-Adviser and the Fund’s Board of Trustees, provide to Sub-Adviser or the Fund any of the facilities and equipment and perform any of the services described in paragraph 1 of the Sub-Advisory Agreement. In addition, Sub-Sub-Adviser will keep the Fund and Sub-Adviser informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Fund from time to time whatever information Sub-Sub-Adviser believes appropriate for this purpose. Sub-Sub-Adviser will periodically communicate to Sub-Adviser, at such times as Sub-Adviser may direct, information concerning the purchase and sale of securities for the Fund, including (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (iv) the CUSIP number of the instrument, if any, and (v) such other information as Sub-Adviser may reasonably require for purposes of fulfilling its obligations to the Fund under the Sub-Advisory Agreement. Sub-Sub-Adviser will provide the services rendered by it under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s prospectus and statement of additional information (as currently in effect and as they may be amended or supplemented from time to time), and the resolutions of the Fund’s Board of Trustees.

3. Other Sub-Sub-Adviser Covenants. Sub-Sub-Adviser further agrees that it:

(a) In the performance of its duties under this Agreement, the Sub-Sub-Adviser shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of the Declaration of Trust and Amended and Restated Code of Regulations of the Fund, as such documents are amended from time to time; (iv) the investment objectives and policies of the Fund as set forth in the Fund’s Registration Statement on Form N-1A and/or the resolutions of the Board of Trustees; and (v) any policies and determinations of the Board of Trustees of the Trust; and

(b) will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, Sub-Sub-Adviser will attempt to obtain the best price and the most favorable execution of orders. In placing orders, Sub-Sub-Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, Sub-Sub-Adviser may, subject to the approval of the Fund’s Board of Trustees, select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of Sub-Adviser or Sub-Sub-Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by Sub-Sub-Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that Sub-Sub-Adviser determines in good faith that such commission is reasonable in terms of either the transaction or the overall responsibility of Sub-Adviser and Sub-Sub-Adviser to the Fund and their other clients and that the total commissions paid by the

Fund will be reasonable in relation to the benefits to the Fund over the long-term. In no instance, however, will the Fund’s securities be purchased from or sold to Sub-Adviser, Sub-Sub-Adviser, the Fund’s distributor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law. It is understood that Sub-Sub-Adviser may utilize affiliates in connection with the placement of orders with issuers and brokers or dealers, but such use of affiliates shall not affect the responsibility of Sub-Sub-Adviser to Sub-Adviser for such activities. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, Sub-Sub-Adviser may select brokers and dealers with which it or the Fund is affiliated;

(c) will maintain or cause Sub-Adviser to maintain books and records with respect to the Fund’s securities transactions and will furnish Sub-Adviser and the Fund’s Board of Trustees such periodic and special reports as they may request;

(d) will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When Sub-Sub-Adviser makes investment recommendations for the Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund’s account are customers of the commercial departments of its affiliates. In dealing with commercial customers of its affiliates, Sub-Sub-Adviser will not inquire or take into consideration whether securities of those customers are held by the Fund; and

(e) will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, any of the Fund’s and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Sub-Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

4. Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Sub-Adviser or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Sub-Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Sub-Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund’s request. Sub-Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule

31a-1 under the 1940 Act (to the extent such books and records are not maintained by Sub-Adviser).

6. Compensation. Sub-Adviser agrees to pay to Sub-Sub-Adviser and Sub-Sub-Adviser agrees to accept as full compensation for all services rendered by Sub-Sub-Adviser as such a fee, computed daily and payable monthly, as agreed to between Sub-Sub-Adviser and Sub-Adviser from time to time.

7. Limitation of Liability. Sub-Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by Sub-Adviser or by the Fund or the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement. As used in this Paragraph 7, the term “Sub-Sub-Adviser” shall include any affiliates of the Sub-Sub-Adviser performing services for the Fund contemplated hereby and partners, directors, officers and employees of the Sub-Sub-Adviser and such affiliates.

8. Duration and Termination. This Agreement will become effective as of the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect with respect to the Fund for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Fund’s Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Fund’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the Fund (by vote of the Fund’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund), or by Sub-Adviser or Sub-Sub-Adviser on sixty days’ written notice, and will terminate automatically upon any termination of the Sub-Advisory Agreement between the Adviser and Sub-Adviser. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms in the 1940 Act.)

9. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

13. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:
Name:	Ben Archibald
Title:	Managing Director

BLACKROCK (SINGAPORE) LIMITED

By:
Name:
Title:

BLACKROCK (SINGAPORE) LIMITED

By:
Name:
Title: